EXHIBIT 99
                           FOR IMMEDIATE RELEASE

                  Contact:  Pamela Sherry (910) 584-5171


           LABORATORY CORPORATION OF AMERICA[Trademark] HOLDINGS
             REPORTS SUCCESSFUL COMPLETION OF RIGHTS OFFERING

Burlington, NC, June 19, 1997 -- Laboratory Corporation of America[Trademark] Holdings (LabCorp[Trademark]) (NYSE: LH) today announced the results of the rights offering which expired June 16, 1997 at 5:00 p.m. New York time. According to American Stock Transfer & Trust Company, the Subscription and Information Agent, rights were exercised to purchase 4,363,202 shares of 8 1/2% Series A Convertible Exchangeable Preferred Stock and 5,636,798 shares of 8 1/2% Series B Convertible Pay-in-Kind Preferred Stock for an aggregate purchase price of $500,000,000, of which $11,631,500 represents shares purchased pursuant to the oversubscription privilege. Roche Holdings, Inc., the owner of approximately 49.9% of LabCorp's common stock, exercised its basic subscription privilege in full for 4,988,522 shares of 8 1/2% Series B Convertible Pay-in-Kind Preferred Stock and other rights holders purchased the remaining 5,011,478 shares. The offer was oversubscribed and payment for subscriptions for 3,983,405 shares will be returned in accordance with the terms of the rights offering. There were a sufficient number of shares subscribed in each series so that both series will be listed on the New York Stock Exchange.

Credit Suisse First Boston Corporation acted as dealer manager for the rights offering.

Laboratory Corporation of America Holdings is a national clinical laboratory organization with revenues of $1.6 billion in 1996. The Company operates primary testing facilities nationally, offering more than 1,700 different clinical assays, from routine blood analysis to more sophisticated technologies. LabCorp performs diagnostic tests for physicians, managed care organizations, hospitals, clinics, long-term care facilities, industrial companies and other clinical laboratories.